Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

March 31, 2017

Scorpio Tankers Inc.
9 Boulevard Charles III
MC 98000
Monaco

Re:          8.25% Senior Unsecured Notes Due 2019
Ladies and Gentlemen:
We have acted as special counsel to Scorpio Tankers Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, of $57,500,000 of the Company's 8.25% Senior Unsecured Notes due 2019 (the "Notes"), including up to $7,500,000 of Notes that may be purchased pursuant to an option granted by the Company to the underwriters, pursuant to a registration statement on Form F-3 (333-210284), as amended (the "Registration Statement"), and the prospectus contained therein (the "Base Prospectus"), as amended and supplemented by a prospectus supplement dated March 28, 2017 (the "Prospectus Supplement", and together with the Base Prospectus, the "Prospectus"). The Notes will be issued pursuant to an indenture dated as of May 12, 2014 (the "Base Indenture"), as amended and supplemented by the Third Supplemental Indenture dated as of March 31, 2017 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between the Company and Deutsche Bank Trust Company Americas, as Trustee, and sold by the Company pursuant to the Underwriting Agreement, dated March 28, 2017, among the Company and Stifel, Nicolaus & Company, Incorporated, as representative of the several underwriters named therein (the "Underwriting Agreement").
In formulating our opinion, we have examined (a) the Registration Statement, including the Prospectus, (b) the Indenture, (c) the form of the Notes attached to the Supplemental Indenture, (d) the Underwriting Agreement, and (e) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, including the Prospectus, the Underwriting Agreement and such other documents, agreements and instruments.
Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus Supplement under the headings "Material United States Federal Income Tax Considerations" and "Marshall Islands Tax Considerations," we hereby confirm that the opinions and discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Prospectus Supplement in the sections entitled "Material United States Federal Income Tax Considerations" and "Marshall Islands Tax Considerations," are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Annual Report.
We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 6-K to be filed with the U.S. Securities and Exchange Commission (the "Commission") on the date hereof, and to each reference to us under the headings "Material United States Federal Income Tax Considerations" and "Marshall Islands Tax Considerations" in the Prospectus Supplement, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP